Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated February 22, 2005 except as to Note R, the date of which is March 31, 2005, on our audit of the consolidated financial statements of Milestone Scientific, Inc. and Subsidiaries as of December 31, 2004 and for the year then ended included in this Annual Report on Form 10-KSB, in the following Registration Statement previously filed by Milestone with the Securities and Exchange Commission pursuant to the Securities Act of 1933 on Form S-3 (SEC File no. 333-118807). We also consent to the reference to our firm as experts in Form S-3.


/s/ Eisner LLP

New York, New York
April 1, 2005


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